EXHIBIT 10.8

AMENDMENT TO SECURITIES PURCHASE AGREEMENT

This AMENDMENT TO SECURITIES PURCHASE AGREEMENT (this “Amendment”) is made as of June 22, 2009 (the “Effective Date”), by and among by and among, VIASPACE Inc., a Nevada corporation (“Parent”), VIASPACE Green Energy Inc., a British Virgin Islands international business company and a majority-owned subsidiary of Parent (“Acquirer”), Sung Hsien Chang, an individual (“Shareholder”), and China Gate Technology Co., Ltd., a Brunei Darussalam company  (“Licensor”), with respect to the following facts:

A.   The parties entered into that certain Securities Purchase Agreement, dated as of October 21, 2008 (the “Agreement”), pursuant to which, among other things, Acquirer acquired from Shareholder a controlling interest in Inter-Pacific Arts Corp., a British Virgin Islands international business company (“IPA BVI”) in exchange for its shares and shares of the Parent.  Capitalized terms not defined herein shall have the meanings given such terms in the Agreement.

B.   The parties desire to amend the Agreement in certain respects, all as hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Agreement as follows:

1.   Extension of Second Closing.

(a)	Section 2.3 of the Agreement is hereby amended to read in full as follows:

“2.3                 Second Closing.  The Second Closing shall be held at the RP Office on August 21, 2009 or at such date that Parent, Acquirer, Shareholder and Licensor may agree in writing (the “Second Closing Date”).

(b)	The first sentence of Section 2.7 of the Agreement is hereby amended to read in full as follows:

“2.7                 Failure to Close Second Closing.  Subject to the provisions of Section 10.2, if the parties fail to close the Second Closing by August 21, 2009:

(c)	The first sentence of Section 10.1(c) of the Agreement is hereby amended to read in full as follows:

“(c)                 Acquirer shall use its best efforts to qualify its Common Stock for quotation on a Trading Market (as defined below) as soon as practicable, but in no event later than August 21, 2009 or the 90th day after the effectiveness of the Registration Statement on Form S-1 registering some or all of Acquirer Common Stock or on Form 10 (such date, the “Reporting Date” and such event, the “Liquidity Event”); provided, that if (i) there is material non-public information regarding Acquirer which the Board of Directors reasonably determines not to be in Acquirer's best interest to disclose and which Acquirer is not otherwise required to disclose, or (ii) there is a significant business opportunity (including, but not limited to, the acquisition or disposition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer or other similar transaction) available to Acquirer which the Board of Directors reasonably determines not to be in Acquirer's best interest to disclose, then Acquirer may postpone the Reporting Date for a period not to exceed thirty (30) consecutive days.

(d)	Sections 10.2 (a) and (b) of the Agreement are hereby amended to read in full as follows:

“(a)           Acquirer’s common stock is listed on a Trading Market on or before August 21, 2009, then Shareholder and/or his designees shall retain the Acquirer Shares and Parent shall transfer all shares of Acquirer common stock it holds to Shareholder.

(b)            Acquirer’s common stock is not listed on a Trading Market on or before August 21, 2009, then Shareholder shall retain the Parent Shares.

(e)	The first sentence of Section 10.4 of the Agreement is hereby amended to read in full as follows:

 “10.4               Shareholder Rights After Second Closing.  Provided that the Second Closing has occurred, if Acquirer common stock is not listed on a Trading Market on or before August 21, 2009, then Parent will issue to Shareholder the number of shares of its common stock equivalent to US$5,600,000.

2.   Interest.   The first sentence of Section 2.6 of the Agreement is hereby amended to read in full as follows:

“2.6                 Interest.  Interest shall accrue on the Cash Payment from the date of this Agreement through the date six (6) months after the First Closing Date at an annual rate of six percent (6%) per annum, thereafter shall accrue at an annual rate of eighteen percent (18%) per annum until June 10, 2009, and then an annual rate of six percent (6%) per annum thereafter.

3.   Miscellaneous.

3.1           Effect of Amendment.  Except to the extent the Agreement is modified by this Amendment, the remaining terms and conditions of the Agreement shall remain unmodified and be in full force and effect.  In the event of conflict between the terms and conditions of the Agreement and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail.

3.2           Counterparts.  This Amendment may be executed in one or more counterparts, including facsimile counterparts, each of which shall be deemed an original but all of which, taken together, shall constitute the same Amendment.

3.3           Applicable Law.  This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles.

3.4           Costs.  Any reasonable costs of Shareholder’s counsel not to exceed $2,500 incurred in connection with the time extension for the Second Closing described herein shall be borne by Parent.  All other costs shall be borne by the party incurring such costs.

3.5           Salary.  No salary shall be paid by Acquirer to Carl Kukkonen and Stephen Muzi for the two-month period immediately prior to August 21, 2009.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

VIASPACE, INC.

By:	/s/ CARL KUKKONEN
Carl Kukkonen
Chief Executive Officer

VIASPACE GREEN ENERGY, INC.

By:	/s/ CARL KUKKONEN
Carl Kukkonen
Chief Executive Officer

/s/ SUNG HSIEN CHANG
Sung Hsien Chang

CHINA GATE TECHNOLOGY CO., LTD.

By:	/s/ MACLEAN WANG
Maclean Wang
Chief Executive Officer

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